As filed with the Securities and Exchange Commission on June __, 2002

Registration No. _________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
 Under

THE SECURITIES ACT OF 1933

TASER International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	86-0741227 (IRS Employer Identification No.)

7860 East McClain Drive, Suite 2 Scottsdale, Arizona (Address of principal executive offices)	85260 (Zip Code)

1999 Stock Option Plan

(Full title of the plan)

Patrick W. Smith
Chief Executive Officer
7860 East McClain Drive, Suite 2
Scottsdale, Arizona 85260
(480) 991-0797

(Name, address and telephone number of agent for service)

Copies to:

Thomas P. Palmer
Tonkon Torp LLP
1600 Pioneer Tower
888 S.W. Fifth Avenue
Portland, Oregon 97204

CALCULATION OF REGISTRATION FEE

		Proposed
		maximum	Proposed
		offering	maximum
Title of securities	Amount to be	price per	aggregate	Amount of
to be registered	registered	share	offering price	registration fee

common stock, $0.00001 par value	690,011 shares(1)	$17.60	$11,252,707.10 (2)	$1,035.25

Total	690,011		$11,252,707.10	$1,035.25

(1)  This filing registers an additional 690,011 shares of TASER’s common stock reserved for issuance under TASER’s 1999 Stock Option Plan (the “1999 Plan”). A Registration Statement previously filed by the company registered 139,364 shares of TASER’s common stock reserved for issuance under the 1999 Plan (Registration No. 333-65046). Pursuant to Rule 416 there are also being registered an undetermined number of additional shares of common stock that may become available for purchase in accordance with the provisions of the 1999 Plan in the event of any future change in the outstanding shares of common stock as a result of a stock dividend, stock split or similar adjustment.

(2)  Calculated pursuant to Rule 457(c) and (h)(1) based upon (a) the actual aggregate price of $4,443,840.00 for 267,100 shares of TASER’s common stock subject to previously granted options, 160,700 of which are exercisable at $16.00 per share and 106,400 of which are exercisable at $17.60 per share; and (b) the estimated proposed maximum aggregate offering price of $6,808,867.10 for 422,911 shares reserved for issuance under the 1999 Plan at $16.10 per share, estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”). The estimated offering price of $16.10 per share is the average of the high and low prices of the common stock on May 28, 2002 reported on the Nasdaq SmallCap Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

         The contents of the Form S-8 Registration Statement (Registration No. 333-65046) previously filed by the company to register 139,364 shares of Common Stock under the 1999 Plan and 550,000 shares of Common Stock under the Company’s 2001 Stock Incentive Plan are incorporated herein by reference. This Registration Statement is being filed to register 690,011 additional shares of the Company’s Common Stock available for issuance under the Company’s 1999 Stock Option Plan.

         This Registration Statement has been prepared in accordance with General Instruction E to Form S-8 for the purpose of registering additional securities of the same class for which a registration statement of Form S-8 relating to the same benefit plan is effective (Registration No. 333-65046).

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, Arizona on May 30, 2002.

TASER INTERNATIONAL, INC.

By	/s/ Patrick W. Smith

Patrick W. Smith Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT that each person whose signature appears below hereby constitutes and appoints Patrick W. Smith and Kathleen C. Hanrahan his or her true and lawful attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys and agents full power and authority to do any and all acts and things necessary or advisable in connection with such matters, and hereby ratifying and confirming all that the attorneys and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated:

Principal Executive Officer:	Date:

/s/ Patrick W. Smith	May 30, 2002

Patrick W. Smith Chief Executive Officer and Director

Principal Financial and Accounting Officer:

/s/ Kathleen C. Hanrahan	May 30, 2002

Kathleen C. Hanrahan Chief Financial Officer

Directors:

/s/ Phillips W. Smith	May 30, 2002

Phillips W. Smith Chairman of the Board of Directors

/s/ Bruce R. Culver Bruce R. Culver	May 30, 2002

/s/ Matthew R. McBrady Matthew R. McBrady	May 30, 2002

/s/ Thomas P. Smith Thomas P. Smith	May 30, 2002

INDEX TO EXHIBITS

Exhibit Number	Exhibit

5.1	Opinion of Tonkon Torp LLP

23.1	Consent of Arthur Andersen LLP, Independent Auditors

23.2	Consent of Tonkon Torp LLP (included in Exhibit 5.1)

24.1	Power of Attorney (See page 4)

Other exhibits listed in Item 601 of Regulation S-K are not applicable.